Exhibit p.21

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APPENDIX B: CODE OF ETHICS

CODE OF ETHICS AND TRADING POLICY

Cerebellum Capital

This Code of Ethics and Trading Policy (the “Code”) has been adopted by Cerebellum Capital (the “Firm” or “Cerebellum”). The Code is designed to comply with all federal securities laws including all of the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. The Code is intended to assist us in maintaining such records and disseminate to our employees our policies and procedures, and, beyond that, to state our broader policies regarding the Firm’s and our employees’ discharge of the duty of loyalty we owe to our clients. Because we act as an investment adviser for our Funds (“clients”), we owe our clients the highest duty of loyalty. It is crucial that the Firm and each employee avoid conduct that is or may be inconsistent with that duty and avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety.

GENERAL INFORMATION

Basic Principles. This Code is based on a few basic principles: (i) the interests of our clients come before the interests of the Firm or any employee’s interest; (ii) each employee must avoid any actual or potential conflict between his or her or the Firm’s interests and the interests of our clients—both in the employee’s professional activities and in his or her personal investment activities; and (iii) employees must avoid any abuse of their positions of trust with, and responsibility to, the Firm and its clients, including taking inappropriate advantage of those positions.

Categories of Employees. This Code recognizes that different employees have different responsibilities, different levels of control over the investment decision-making process for client accounts, and different levels of access to information about investment decision making and the implementation of that information. In general, the greater an employee’s control and access, the greater the potential for conflicts of interest in his or her personal investment activities. Recognizing that, employees are divided into two groups:

Investment Employees	All employees who (i) in the course of their regular functions or duties, make or participate in making investment decisions or recommendations (i.e., portfolio managers), or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., analysts) and (ii) all employees who execute a portfolio manager’s decisions (i.e., traders).

Access Persons	Pursuant to Rule 204A-1 under the Advisers Act, access persons include all employees who, in the course of their normal functions or duties, make, participate in, or obtain information regarding the purchases or sales of securities for client accounts.

Pursuant to Rule 17j-1 under the 1940 Act (applicable because the Firm may act as a Sub-Advisor to a Registered Fund), access persons include any Advisory Person of a Registered Fund or of a Registered Fund’s

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investment adviser. All of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Registered Fund advised by the investment adviser. All of a Registered Fund’s directors, officers, and general partners are presumed to be Access Persons of the Registered Fund.

Advisory person of a Registered Fund or of a Registered Fund’s investment adviser means:

(i) Any director, officer, general partner or employee of the Registered Fund or investment adviser (or of any company in a control relationship to the Registered Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship to the Registered Fund or investment adviser who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of Covered Securities by the Registered Fund.

Registered Fund means an investment company registered under the Investment Company Act.

Other Important Concepts and Terms. This Code uses certain terms that have very specific meanings. Specially defined terms are capitalized. Some are defined in the context in which they are used and others, are described below.

Beneficial Interest	The concept of “beneficial ownership” of securities is used throughout this Code. It is a broad concept and includes many diverse situations. An employee has a “beneficial interest” in securities he or she owns directly and in securities owned by others specifically for the employee’s benefit. The Act extends beneficial ownership by an employee to include (i) securities held by an employee’s spouse, minor children and relatives who live full time in the employee’s home, (ii) securities held by another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, the employee obtains benefits substantially equivalent to ownership, and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. Examples of some of the most common of these arrangements are set forth in Exhibit 2. It is very important to review Exhibit 2 in determining compliance with reporting requirements and trading restrictions.[4]

[4]	This broad definition of “beneficial ownership” is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may include in his or her Annual Report a statement that the reporting of any securities transaction should not be construed as an admission that the employee is a beneficial owner of the security. For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership by checking the appropriate box on the Annual Report. Whether or not to disclaim beneficial ownership is a personal decision on which the Firm makes no recommendation. Employees may wish to consult their own advisers on this issue.

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Contact Person	Many of the specific procedures, standards and restrictions described in this Code require an employee to consult with the Firm’s Chief Compliance Officer “CCO.”

Covered Accounts

Many of the procedures, standards, and restrictions in this Code govern activities in “Covered Accounts.” This term refers to the following accounts:[5]

•  Securities accounts of which the Firm is the beneficial owner;

•  Any securities account registered in an employee’s name; and

•  Any account or security in which an employee has any direct or indirect “beneficial ownership interest.”

Covered Security	This Code refers to transactions in “Covered Securities.” That term includes not only common stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities. It does not relate to any security issued by the Government of the United States or by federal agencies that are direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, variable contracts issued by insurance companies, or securities of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with us. Thus, none of the reporting, preclearance or specific trading limitations in this Code (other than the general prohibition on insider trading) will apply to these types of securities.

Designated Account	Certain types of accounts in which the Firm (and through the Firm, the Firm’s owners) has a Beneficial Interest are technically covered by regulatory reporting and preclearance requirements but, because activities in those accounts are subject to supervision and scrutiny, the Firm has determined that they should not be subject to some of the other substantive provisions of this Code. Those accounts include investment partnerships of which the Firm is a general partner and accounts established to “seed” new investment products. Designated Accounts will be specifically identified as such by the CCO.

Exempted Securities	For purposes of this Code, bonds and other debt instruments that are not convertible into any equity security are considered “Exempted Securities” and are not subject to the “blackout period” rules and some of the other specific trading limitations imposed by this Code. Note: The reporting obligations described in this Code are imposed by law and apply even to Exempted Securities. Thus, even though you need not comply with the substantive limitations of this Code in effecting transactions in Exempted Securities, you still must report your

[5]	Covered Accounts do not include accounts over which an employee does not have “any direct or indirect influence or control.” The most common example of this is where securities are held in a trust of which an employee is a beneficiary, but is not the trustee, and the employee has no control or influence over the trustee. The “no influence or control” exception is very limited and will be construed narrowly. Questions about “influence or control” or about beneficial ownership in general or reporting responsibilities should be directed to the Head Trader.

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transactions in Exempted Securities to the CCO. It is each employee’s responsibility to determine whether he or she must report a transaction or investment and whether or not the substantive limitations apply to a transaction. If you are in doubt as to whether a security is an Exempted Security, contact the CCO.

Specific Rules are not Exclusive. This Code’s procedures, standards and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and awareness that activities other than personal securities transactions could involve conflicts of interest. For example, accepting favors from broker-dealers could involve an abuse of an employee’s position. If there is any doubt about a transaction for a reportable account or for an employee’s personal account, the CCO should be consulted.

Rules Applicable to All Employees

All employees must comply with the following policies:

Illegal Activities. As a matter of policy and the terms of each employee’s employment with the Firm, the following types of activities are strictly prohibited:

1) Using any device, scheme or artifice to defraud any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;

2) Making to any person, particularly an investor or prospective investor, any untrue statement of a material fact, or omitting to state to any person a material fact necessary in order to make the statements the Firm has made to such person, in light of the circumstances under which they are made, not misleading;

3) Engaging in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any client, investor or prospective investor;

4) Engaging in any act, practice or course of business that is fraudulent or deceptive, particularly with respect to a client or prospective client; and

5) Causing the Firm, acting as principal for its own account or for any account beneficially owned by the Firm or any person associated with the Firm, to sell any security to, or purchase any security from, a client in violation of any applicable law, rule or regulation of a governmental agency.

Unlawful Actions when acting as Sub-Advisor to a Registered Fund. It is unlawful for any affiliated person of a Fund, or any affiliated person of an investment adviser of a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

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“Insider Trading.” No employee may engage in what is commonly known as “insider trading” or “tipping” of “inside” information. The Firm has adopted an “Insider Trading Policy” that describes more fully what constitutes “insider trading” and the legal penalties for engaging in it. Each employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an employee believes he or she may have material nonpublic information.

Frontrunning and Scalping. No employee may engage in what is commonly known as “frontrunning or “scalping”—i.e., causing a Covered Account to buy or sell Covered Securities prior to a client’s purchase or sale of Covered Securities in order to benefit from price movement that may be caused by client transactions.6 The Firm has identified frontrunning as a risk area due to the fact that certain investment strategies utilized by the Firm may involve trading in securities that are vulnerable to price movements caused by trading in those securities. The Firm’s policy is such that no Employee may execute transactions in any Security for a Proprietary Account without the prior written approval of Compliance. To prevent frontrunning or scalping, no employee may cause a Covered Account to buy or sell a Covered Security (other than an Exempted Security) when he or she knows the Firm is actively considering a security for purchase or sale (as applicable) for client accounts.7 In determining whether or not to “preclear” a proposed transaction, the CCO will consider, among other things, whether any research, analysis or investment decision making is currently ongoing, or being considered, or in the process of being considered by the Firm, that could reasonably be expected to lead to a buy or sell decision for clients. Notwithstanding the foregoing, nothing in this paragraph will prevent the aggregation of orders for Designated Accounts with orders for other client accounts, even though those orders may be part of a purchase or sale program that may be implemented over a number of days.

Preclearance/Pre-Approval. No employee may buy, sell or pledge any security (other than an Exempted Security) for any Covered Account (other than a Designated Account) unless the employee has obtained prior approval before trading in the security. This includes the provisions of Rule 204A-1(c) in that all employees must obtain approval prior to directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering. The written clearance must specify the securities involved and the type of transaction proposed. The approval will be in the form of an email to employeeaccounts@cerebellumcapital.com. It is each employee’s responsibility to bring proposed transactions to the CCO’s attention and to obtain written clearance. Transactions effected without preclearance are subject, in the CCO’s discretion (after consultation with other members of senior management or the Investment Committee, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits.

[6]	These practices may also constitute illegal “insider trading.”
[7]	Some of the other, more specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.

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Transaction orders must be filled within five (5) trading days after the day approval is granted.

Initial Public Offerings/Limited Offerings. No employee may directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering for any Covered Account unless the employee has obtained prior approval. The written clearance must specify the securities involved and the type of transaction proposed. The approval will be in the form of an email to employeeaccounts@cerebellumcapital.com. It is each employee’s responsibility to bring proposed transactions to the CCO’s attention and to obtain written clearance. Transactions effected without preclearance are subject, in the CCO’s discretion (after consultation with other members of senior management or the Investment Committee, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits.

Commissions. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions, but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

Gifts. During each calendar year no employee may receive any gift or other thing of more than nominal value ($100) from each person or entity that does business with, or on behalf of the Firm, or any client.

Duties of Confidentiality. All Client Investment Information and all information relating to client portfolios and any investment activities with respect to those portfolios is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

Rules Applicable to All Investment Employees

See the “Personal Trading” Section of the Firm’s Compliance Manual for additional guidelines for employee trading.

Employee Reporting

Initial Holdings Report. Each employee must, within ten (10) days after commencement of employment, disclose in writing to the CCO the identities, amounts and locations of all Covered Securities owned in all Covered Accounts in which such employee has a Beneficial Interest. That disclosure must include the date as of which the information is provided, which cannot be more than 45 days before the submission of the report. These reports may be made on the form attached as Exhibit 3 of this Code of Ethics.

Annual Holdings Report. Each employee must disclose in writing to the CCO within thirty days after the end of each calendar year while employed by the Firm, the same type of information that is required to be provided in an Initial Holdings Report. The information provided in the report must be current as of a date within forty five days before the date of the report. These reports may be made on the form attached as Exhibit 3 of this Code of Ethics.

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Quarterly Reports. Each employee must report to the CCO by the thirtieth day of each quarter (i) all securities transactions in all of the employee’s Covered Accounts during the preceding quarter (in cases where the Firm does not receive duplicate statements and confirms), and (ii) each new Covered Account in which the employee acquired a Beneficial Interest during the quarter (including the name of the institution that maintains the account, the name in which the account is maintained and the date it was established or, if later, the date the employee acquired his or her Beneficial Interest). In addition (in cases where the Firm does not receive duplicate statements and confirms), each employee must report all transactions for any account: (i) that is not a client of the Firm, and (ii) for which the employee provides investment management services or voting advice (e.g., a family estate of which an employee is an executor).8 Those transactions may be reported on the form attached as Exhibit 4 of this Code of Ethics.9 Notwithstanding the foregoing, employees need not report transactions with respect to Designated Accounts in which they have a Beneficial Interest; the Firm will already have records of such transactions as a result of its management activities for those accounts.

When filing Quarterly Reports (in cases where the Firm does not receive duplicate statements and confirms), employees must note that:

•	Each employee must file a report every quarter whether or not there were any reportable transactions.

•	Reports must show all sales, purchases or other acquisitions or dispositions of securities, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

•	Quarterly reports as to family and other Covered Accounts of the Firm, need merely list the account number; transactions need not be itemized.

•	Any security issued by the Government of the United States or by federal agencies that are direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, variable contracts issued by insurance companies, or securities of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with us are not Covered Securities and transactions in them need not be reported.

*The above-mentioned quarterly reports need not be provided for accounts in which the Firm receives duplicate statements automatically from the account custodian.

Monthly Reports. After making initial and quarterly holdings reports or reporting any changes during the course of the year, employees are urged to instruct the custodians of their investment accounts to provide the Firm with duplicate statements. These duplicate statements can be in lieu of submitting quarterly holdings reports (quarterly certification will not be required).

[8]	This reporting obligation is not intended to suggest that employees may routinely provide investment management services to accounts that are not clients of the Firm. Just the opposite is true. Employees are expected to spend their full professional time on the Firm’s business and managing assets on a “moonlighting” basis generally will not be permitted unless approved by the CCO and managed pursuant to the firm’s trading approval process as outlined in this document.
[9]	If possible, all reportable transactions should be listed on a single form. If necessary, because of the number of transactions, attach a second form and mark it “continuation.” All information called for in each column must be completed for every security listed on the report.

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Confidentiality. All Holdings Reports and monthly statements will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to the Firm’s senior management, Investment Committee, or a Client’s compliance personnel in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts. The Firm may also provide regulatory authorities with access to these materials when required to do so under applicable laws, regulations, or orders of such authorities.

Transaction Monitoring. Because of the automated nature of the Firm’s trading strategy (high speed quant trading), the Firm has concluded that the risk of employees conducting deceptive, manipulative or unethical trading activity is minimal. The Firm’s policy regarding personal trading is that Employees must obtain prior approval before trading in any security. An Employee is not permitted to knowingly trade in any security without first obtaining written approval from Compliance.

As such, the CCO’s reviews of personal trading will be conducted by way of pre-approvals and review of the duplicate monthly statements.

Certification of Compliance. Annually each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported. A form of such certification is attached to this Code as Exhibit 1 of this Code of Ethics.

Retention or Reports and Other Records. The CCO will maintain at the Firm’s principal office, for at least five years, a confidential record (subject to inspection by regulatory authorities) of each reported violation of this Code and of any action taken as a result of such violation. The CCO will also cause to be maintained all other records relating to this Code that are required to be maintained by the Securities and Exchange Commission, including: copies of this Code, as it may be amended from time to time, copies of the lists of Access Persons and Investment Employees described above, copies of employees’ Initial Holdings Reports, Annual Holdings Reports, and monthly duplicate statements, and each decision to approve an investment by a Covered Account in which an Investment Employee has a Beneficial Interest.

Reports of Violations. Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the CCO as soon as practicable. The CCO will then take such action as may be appropriate under the circumstances.

Sanctions. It is a term of each employee’s employment with the Firm, that the Firm may, if it discovers that an employee has failed to comply with the requirements of this Code, impose whatever sanctions the Firm considers appropriate under the circumstances, including censure, suspension, disgorgement of trading profits, limitations on permitted activities, or termination of employment.